EXHIBIT 10.7

SIXTH AMENDMENT TO THE

HEICO SAVINGS AND INVESTMENT PLAN

(AS amended effective january 1, 2007)

THIS SIXTH AMENDMENT (the “Amendment”) to the HEICO Savings and Investment Plan, as amended and restated effective January 1, 2007 (the “Plan”), is made on the 12th day of September, 2011, by HEICO Corporation, a Florida corporation (the “Company”) as follows.

WITNESSETH:

WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, pursuant to Section 15.01 of the Plan, the Company has the power to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to bring the Plan up to date with the changes requested by the Internal Revenue Service pursuant to a determination letter application;

NOW, THEREFORE, the Plan shall be amended, except as otherwise provided therein, effective for Plan Years beginning January 1, 2008, as follows:

1.	Section 5.01(a) of the Plan is hereby amended in its entirety to read as follows:

5.01 Limitation on Annual Additions.

(a)	Notwithstanding any other provisions of the Plan, for Plan Years beginning January 1, 2007, the sum of the Annual Additions to a Participant’s Accounts, when combined with Annual Additions to the Participant’s account under all other qualified plans maintained by the Employer, for any Plan Year shall not exceed the lesser of $45,000, or 100% of such Participant’s compensation (as such term is defined in Code Section 415(c)(3)). For purposes of the Code Section 415(c)(3), payments made by the later of 2 ½ months after severance from employment or the end of the limitation year that includes the date of severance from employment are included in compensation for the limitation year if, absent a severance from employment, such payments would have been paid to the employee while the employee continued in employment with the employer and are regular compensation for services during the employee’s regular working hours, compensation for services outside the employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar compensation.

The term Annual Additions to a Participant’s Accounts for any Plan Year means the sum of:

(1)	such Participant’s allocable share of the Employer Contributions for the Plan Year;

(2)	such Participant’s Elective Deferral Contributions for the Plan Year;

(3)	forfeitures allocated to such Participant’s account; and

(4)	amounts described in Code Sections 415(l)(1) and 419A(d)(2).

Notwithstanding the foregoing, the term “Annual Additions” shall not include the following: (i) the direct transfer of a benefit or employee contributions from a qualified plan to this Plan; (ii) rollover contributions (as described in Code Section 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3), and 457(e)(16)); (iii) repayments of loans made to a participant from the Plan; (iv) repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D) or repayment of contributions to a governmental plan (as defined in Code Section 414(d)) as described in Code Section 415(k)(3), as well as Employer restorations of benefits that are required pursuant to such repayments; and (v) restorative payments, which are payments made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where participants who are similarly situated are treated similarly with respect to the payments.

Elective Deferral Contributions and Employer Contributions do not fail to be Annual Additions merely because such contributions are Excess Deferral Amounts, Excess Contributions or Excess Aggregate Contributions or merely because such Excess Deferral Amounts, Excess Contributions and Excess Aggregate Contributions are corrected through distribution.

The 100% limitation shall not apply to (1) any post-retirement medical benefits account for a key employee (as defined in section 419A(d)(1)) which is otherwise treated as an Annual Addition or (2) any amount otherwise treated as an Annual Addition under Code Section 415(l)(1).

2.	Section 13.02(a)(3) is hereby amended in its entirety to read as follows:

(3)	Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the plan and any plan aggregated with the plan under Code Section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

3.	In all other respects, the Plan shall remain unchanged by the Amendment.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.

HEICO Corporation, a Florida corporation

By: /s/ THOMAS S. IRWIN

Title:        TREASURER